EXHIBIT 3.208
LIMITED LIABILITY COMPANY AGREEMENT
OF
ABILENE HOSPITAL, LLC
This Limited Liability Company Agreement of Abilene Hospital, LLC, effective as of August 30, 2002 (this “Agreement”), is entered into by NC-SCHI, Inc., as the sole member (the “Member”).
WHEREAS, the Member desires to form a limited liability company under and subject to the laws of the State of Delaware for the purpose described below; and
WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and its rights and obligations with respect thereto.
NOW, THEREFORE, the Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:
1. Name. The name of the limited liability company formed hereby is Abilene Hospital, LLC (the “Company”).
2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
3. Registered Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.
4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.
5. Member and Capital Contribution. The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company are set forth on Schedule A attached hereto and shall be listed on the books and records of the Company. The managers of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein. The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.
6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Donald P. Fay is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Member hereby designates the following persons to serve as officers and managers in the capacity set forth after their names, each until such person’s successor shall have been duly appointed or until such person’s earlier resignation or removal:

James D. Shelton	President
Donald P. Fay	Executive Vice President, Secretary and Manager
Michael L. Silhol	Vice President
Burke W. Whitman	Treasurer and Manager
W. Stephen Love	Manager
Robert P. Frutiger	Vice President
J. Ronald Patrick	Manager
The officers and managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act.
7. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
10. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
11. Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.
12. Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

13. Liability of Member and Managers. Neither the Member nor any officer or manager of the Company shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
14. Indemnification. The Company shall indemnify and hold harmless the officers and managers of the Company and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.
15. Certificate(s) of Interest. Interest in the Company may be represented by certificate(s) issued by the Company, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Delaware Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code.
16. Amendment. This Agreement may be amended from time to time with the consent of the Member.
17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
18. Federal Income Tax Treatment. The Member, officers and managers shall not cause the Company to “check-the-box” pursuant to Treasury Regulations Section 301.3701-3 to be treated in any manner other than the Company’s default classification which is currently “disregarded as an entity separate from its owner.” Written consent of the Member and all of the managers shall be required prior to electing any other treatment of the Company.
IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement to be effective as of the 30th day of August, 2002.

NC-SCHI, Inc.

By:	/s/Donald P. Fay
Name: Donald P. Fay
Title: Executive Vice President

SCHEDULE A

Member and	Capital	Limited Liability
Business Address	Contribution	Company Interest
NC-SCHI, Inc. 13455 Noel Road, 20th Floor Tower II Dallas, TX 75240 Attn: Donald P. Fay	$1,000.00	100%

4